Exhibit 99.1

Oxbridge Re to Evaluate Strategic Alternatives

GRAND CAYMAN, Cayman Islands (June 10, 2024) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), together with its subsidiaries is engaged in the business of tokenized Real-World Assets (“RWAs”) initially in the form of tokenized reinsurance securities, and reinsurance solutions primarily to property and casualty insurers, today announced that its Board of Directors has initiated a process to evaluate strategic alternatives to maximize shareholder value. As part of the evaluation process, the Company will consider a full range of strategic alternatives for the Company, and/or its Web-3 division subsidiary SurancePlus Holdings Ltd, including a sale, spinout, merger, divestiture, recapitalization, and other strategic transactions, or continuing to operate as a public, independent company.

“To reinforce our strategic vision, we are committed to exploring opportunities that will deliver value to our stakeholders and ensure continued success in our evolving industries,” commented Oxbridge Re Holdings Chairman and Chief Executive Officer Jay Madhu.

The Company cannot assure that its evaluation will result in the Company and/or its subsidiaries pursuing a transaction or that any transaction, if pursued, will be completed on attractive terms. The Board has not set a timetable for the conclusion of this review. There can be no assurance that the review will result in any transaction or other strategic change or outcome. The Company does not intend to comment further until it determines that further disclosure is appropriate or necessary.

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (www.OxbridgeRe.com) (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is headquartered in the Cayman Islands. The company offers tokenized Real-World Assets (“RWAs”) as tokenized reinsurance securities and reinsurance business solutions to property and casualty insurers, through its wholly owned subsidiaries SurancePlus Inc., Oxbridge Re NS, and Oxbridge Reinsurance Limited.

Insurance businesses in the Gulf Coast region of the United States purchase property and casualty reinsurance through our licensed reinsurers Oxbridge Reinsurance Limited and Oxbridge Re NS.

Our Web3-focused subsidiary, SurancePlus Inc. (“SurancePlus”), has developed the first “on-chain” reinsurance RWA of its kind to be sponsored by a subsidiary of a publicly traded company. By digitizing interests in reinsurance contracts as on-chain RWAs, SurancePlus has democratized the availability of reinsurance as an alternative investment to both U.S. and non-U.S. investors.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on 26th March 2024. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

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